Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-3 of Derma Sciences, Inc. of our report, dated March 23, 2005, on our audit of the consolidated financial statements of Derma Sciences, Inc. and Subsidiaries as of and for the year ended December 31, 2004, which report is included in the Annual Report on Form 10-KSB of Derma Sciences, Inc. for the year ended December 31, 2004. We also consent to the reference to our firm under the caption “Experts.”

/s/ J.H. Cohn LLP

Roseland, New Jersey
April 6, 2005